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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1995 Stock Plan (as amended and restated October 26, 2000) and the 2000 Employee Stock Purchase Plan of Catalytica Energy Systems, Inc. (formerly Catalytica Combustion Systems, Inc.) of our report dated August 25, 2000, with respect to the combined financial statements of Catalytica Energy Systems, Inc. (formerly Catalytica Combustion Systems, Inc.) and Catalytica Advanced Technologies, Inc. (a combined company in the development stage) included in its Prospectus filed with the Securities and Exchange Commission on November 21, 2000.

                                                           /s/ Ernst & Young LLP

San Jose, California
December 26, 2000